Exhibit 99.1
MEDIASENTRY, INC.
MediaSentry, Inc. Balance Sheets

	March 31,	December 31,
	2005	2004
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$832,127	$115,515
Accounts receivable, net	1,545,885	1,809,785
Prepaid expenses and other current assets	140,585	74,715

Total current assets	2,518,597	2,000,015

Software development costs, less accumulated amortization	726,868	578,815
Property and equipment, less accumulated amortization	857,508	778,792
Other assets	7,020	8,499

Total assets	$4,109,993	$3,366,121

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$113,452	$41,494
Accrued expenses	306,588	212,578
Obligations under capital leases	231,980	175,000
Notes payable	—	100,000
Deferred compensation	242,650	257,650
Deferred revenue	427,106	104,303
Deferred taxes	54,000	54,000

Total current liabilities	1,375,776	945,025

Obligations under capital leases, net of current portion	210,321	165,045

Total liabilities	1,586,097	1,110,070

Stockholders’ Equity:
Common stock; $0.01 par value per share; authorized 5,000,000 shares; 2,112,200 and 2,052,220 shares issued and outstanding	21,122	20,522
Additional paid-in capital	743,016	299,391
Retained earnings	1,759,758	1,936,138

Total Stockholders’ equity	2,523,896	2,256,051

Total liabilities and stockholders’ equity	$4,109,993	$3,366,121

MediaSentry, Inc.
Statements of Operations – Unaudited

	For the Three Months Ended
	March 31,	March 31,
	2005	2004
Revenue	$1,801,393	$1,094,405
Costs and expenses:
Cost of revenue	535,236	217,243
Research and development	903,141	175,647
Sales and marketing	137,719	88,845
General and administrative	390,714	178,062

Total costs and expenses	1,966,810	659,797

Operating (loss) income	(165,417)	434,608
Other income (expense), net	(8,563)	(8,029)

(Loss) income from operations before income taxes	(173,980)	426,579
Income tax expense	(2,400)	(2,472)

Net (loss) income	$(176,380)	$424,107

MediaSentry, Inc.
Statement of Cash Flows – Unaudited

	For the Three
	Months Ended
	March 31,
	2005	2004
Cash Flows From Operating Activities:
Net (loss) income	$(176,380)	$424,107
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	179,195	84,369
Stock-based compensation	151,857	6,225
Changes in:
Accounts receivable	263,900	234,453
Other assets	(64,391)	—
Accounts payable and accrued expenses	165,969	(60,869)
Deferred revenue	322,802	98,700
Other liabilities	—	(84,449)

Net cash provided by operating activities	842,952	702,536
Cash Flows From Investing Activities:
Purchase of furniture and equipment	(28,308)	(140,827)
Capitalized software development costs	(228,653)	(65,134)

Net cash used in investing activities	(256,961)	(205,961)
Cash Flows From Financing Activities:
Net proceeds from sale of common stock	292,368	—
Deferred compensation	(15,000)	(18,400)
Proceeds from borrowings	(100,000)	—
Loans to officers	—	(80,000)
Payments of capital lease obligations	(46,747)	(27,191)

Net cash provided (used) by financing activities	130,621	(125,591)
Net increase in cash and cash equivalents	716,612	370,984
Cash and cash equivalents
Beginning	115,515	101,680
Ending	832,127	472,664

MEDIASENTRY, INC.
NOTES TO FINANCIAL STATEMENTS
Note 1. NATURE OF BUSINESS
MediaSentry, Inc. (the “Company”) is a global provider of anti-piracy and business management services enabling the successful growth of online distribution for companies that operate in the entertainment and software industries. MediaSentry’s clients include large global music and print publishers, record labels, motion picture studios, software companies, and industry associations.
Note 2. BASIS OF PRESENTATION
In the opinion of management, the accompanying unaudited financial statements contain all adjustments necessary to present fairly MediaSentry’s financial position as of March 31, 2005 and December 31, 2004, and the results of its operations and cash flows for the three month periods ended March 31, 2005 and 2004, respectively. The adjustments that have been made are of a normal recurring nature.
The unaudited balance sheet of MediaSentry, Inc. as of March 31, 2005 and the related statements of operations and cash flows for the three months ended March 31, 2005 and 2004 have not been subject to a SAS 100 review by MediaSentry’s independent registered public accounting firm.
The balance sheet at December 31, 2004 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.
The accounting policies followed by the Company are set forth in Note B to the Company’s December 31, 2004 audited financial statements contained within this filing.
Note 3. SUBSEQUENT EVENTS
Subsequent to December 31, 2004, the Company increased the 2004 Equity Incentive Plan to 180,000 shares and an additional 41,000 options were granted with exercise prices ranging from $7.30 to $9.00 per share, which vest over a four year service period. In addition, the Company sold 60,000 shares of common stock to an employee for $4.87 per share and recognized compensation cost of $146,000 for the related intrinsic value.
The Company has an equipment lease line of credit under which it borrowed $475,000 subsequent to December 31, 2004 for the purchase of equipment. There were no borrowings against this facility prior to 2005.
On June 10, 2005, SafeNet, Inc. (“SafeNet”) completed the merger of Sidecast Merger Corp., a Delaware corporation and wholly-owned subsidiary of SafeNet (“Merger Sub”), with and into MediaSentry, Inc., a Georgia corporation (“MediaSentry”), pursuant to the terms and conditions of the Agreement and Plan of Reorganization (the “Merger Agreement”) by and among SafeNet, Merger Sub, MediaSentry, certain of the shareholders of MediaSentry, and the representative of the shareholders of MediaSentry. Pursuant to the merger, MediaSentry became a wholly-owned subsidiary of SafeNet and the shareholders of MediaSentry were paid aggregate consideration of approximately $20 million, consisting of an aggregate of approximately $14 million in cash and $6 million in shares of common stock of SafeNet, subject to adjustment in accordance with the terms of the Merger Agreement, and complemented by an earnout schedule. The parties have agreed that $4 million of the shares of SafeNet stock to be issued as consideration will be held in escrow for one year after closing as security for any claims of SafeNet under the Merger Agreement.